Exhibit 99.1

NEWS RELEASE
For Release: Thursday, April 16, 2009, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES FIRST QUARTER RESULTS;

NET REVENUE INCREASES 12% TO $15.8 MILLION;

NET INCOME INCREASES 300% TO $0.06 PER SHARE

MINNEAPOLIS, Minnesota — Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2009. Highlights of the first quarter and other recent events include:

•	Achieved net revenue of $15.8 million, an increase of 12% from the first quarter of 2008.
•	Achieved net income of $938,000, or $0.06 per diluted share, an increase of 300% from net income of $235,000, or $0.01 per diluted share, in the first quarter of 2008.
•	Achieved operating cash flow of $1,454,000, with an increase in operating margin to 10% from 2% in the first quarter of 2008.
•	Launched four new products – the Minnie™ support catheter, GrebSet™ micro-introducer kit, D-Stat® Dry Wrap hemostatic bandage and the Flamingo™ inflation device.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said: “The first quarter demonstrated the health of our business and the power of our operations in driving consistent and increasing profitability even in today’s economic environment. Our net income was in line with our expectations and our operating cash flow was outstanding. While our net revenue increased by 12% over the first quarter of 2008, it was approximately $700,000 below our expectations. The primary reason for the revenue shortfall was the decision by our partner King Pharmaceuticals to suspend the clinical development of our Thrombi-Paste™ product, solely due to economic reasons. The resulting reduction in collaboration revenue, however, was essentially neutral to our net income since it was offset by an almost equal reduction in collaboration expenses. Overall, the first quarter results show that Vascular Solutions’ business has never been more stable and profitable.” Gross margin across all product lines was 66.2% in the first quarter of 2009, down from 66.7% in the first quarter of 2008, principally due to changes in the mix of products sold. Based on the projected sales product mix, gross margin on product sales throughout 2009 is expected to continue to be between 65% and 66%.

Net income for the first quarter increased to $938,000, or $0.06 per share, compared to net income of $235,000, or $0.01 per share, in the first quarter of 2008. Net income for the first quarter of 2009 includes $477,000 of non-cash stock-based compensation ($296,000 in after-tax expense, or $0.02 per share tax-effected) and $531,000 of non-cash income tax expense ($0.03 per share) which was offset by net operating loss carryforwards.

First Quarter Net Revenue by Product Line

Net revenue from hemostat products (primarily consisting of the D-Stat Dry, D-Stat Flowable, Thrombi-Gel®, Thrombi-Pad® and D-Stat Radial products) was $5.8 million during the first quarter, essentially even compared to the first quarter of 2008. “The hemostatic patch market continues to be very competitive, but with the imminent exit of a major competitor and the launch of our new D-Stat Dry Wrap version in the first quarter, we believe that we will continue to hold and increase our market-leading position in this market,” commented Mr. Root.

Net sales of extraction catheters (primarily consisting of the Pronto® V3 extraction catheter) were $4.0 million in the first quarter, an increase of 18% over the first quarter of 2008. “Sales of our newer LP, or low profile, version constituted 19% of our extraction catheter sales in the first quarter and increased by 32% sequentially from the fourth quarter. With several new and improved versions of our extraction catheters in development, we believe that our extraction catheter product line will continue to deliver substantial sales growth for the foreseeable future,” Mr. Root stated.

Net sales of vein products (primarily consisting of the Vari-Lase® endovenous laser console and kits) were $2.4 million in the first quarter, an increase of 10% over the first quarter of 2008. “We believe that we are well positioned to remain a stable influence in the endovenous laser therapy market, a market which has been characterized by unstable competitors in the past and present. With multiple new products and new versions of existing products in the pipeline, we believe that we will continue to differentiate ourselves on clinical and economic factors and grow our market share,” commented Mr. Root.

Net sales of access products (primarily consisting of micro-introducer kits, specialty guidewires and snares), were $1.7 million in the first quarter, an increase of 81% over the first quarter of 2008. “In the first quarter we launched the new GrebSet access product, which received excellent reviews in clinical evaluations. With multiple new access products planned for launch throughout the year, we expect access products will continue to be our fastest growing product line in 2009,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Minnie support catheter), were $1.3 million in the first quarter of 2009, an increase of 15% over the first quarter of 2008. “In January we launched the Minnie, with favorable reviews and significant sales just beginning as hospitals’ new product review processes are completed,” Mr. Root added.

Financial Guidance

Regarding future guidance, net revenue for the second quarter of 2009 is expected to increase to between $16.6 million and $17.0 million. Net income in the second quarter of 2009 on a fully-taxed basis is expected to be between $0.07 and $0.09 per fully diluted share. Principally as the result of the suspension of the Thrombi-Paste clinical development, the company is adjusting its annual guidance for net revenue to between $67 million and $70 million and net income per diluted share on a fully-taxed basis to be between $0.30 and $0.34. “With our business model in the first quarter demonstrating excellent bottom-line results, and with many clinical niche and several larger market product opportunites working through our development system, we remain confident about the growth and increasing profitability of Vascular Solutions,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com. An audio replay of the call will be available until Thursday, April 23, 2009 by dialing 1-888-203-1112 and entering conference ID# 8256754. A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Thursday, April 23, 2009. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31,
	2009	2008
	(unaudited)
Revenue:
Product revenue	$15,416	$13,737
License and collaboration revenue	395	377
Total revenue	15,811	14,114

Product costs and operating expenses:
Cost of goods sold	5,215	4,581
Collaboration expenses	183	181
Research and development	1,916	1,467
Clinical and regulatory	612	851
Sales and marketing	5,253	5,212
General and administrative	1,119	1,542
Litigation	—	26
Operating income	1,513	254

Interest expense	(9)	(24)
Interest income	23	92
Foreign exchange loss	(12)	—
Income before tax	$1,515	$322

Income tax expense	(577)	(87)
Net income	$938	$235

Net income per share – basic	$0.06	$0.02
Weighted average shares used in calculating – basic	15,804	15,413
Net income per share – diluted	$0.06	$0.01
Weighted average shares used in calculating – diluted	16,154	15,839

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$8,057	$7,209
Accounts receivable, net	8,550	8,706
Inventories	10,270	9,974
Prepaid expenses	1,293	1,045
Current portion of deferred tax assets	2,680	2,680
Total current assets	30,850	29,614
Property and equipment, net	3,857	3,887
Intangible assets, net	193	193
Deferred tax assets, net of current portion and liabilities	9,955	10,486
Total assets	$44,855	$44,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$6,707	$6,937

Long-term deferred revenue, net of current portion	5,204	5,417

Shareholders’ equity:
Total shareholders’ equity	32,944	31,826
Total liabilities and shareholders’ equity	$44,855	$44,180

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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